Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-257675) pertaining to the Amended and Restated Aveanna Healthcare Holdings Inc. 2017 Stock Incentive Plan and Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan, and
(2)
Registration Statement (Form S-8 No. 333-257678) pertaining to the Employee Stock Purchase Plan of Aveanna Healthcare Holdings Inc.;

of our report dated March 28, 2022, with respect to the consolidated financial statements of Aveanna Healthcare Holdings Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended January 1, 2022.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 28, 2022